Exhibit 99.1

November 3, 2016

Synergy Resources Reports Third Quarter 2016 Financial and Operating Results; Increases 2016 Production Guidance

Denver, CO--(Marketwired - 11/3/2016) -- Synergy Resources Corporation (NYSE MKT: SYRG) (“Synergy”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company focused on the Wattenberg Area of the Denver-Julesburg Basin, reported its third quarter financial and operating results for the period ended September 30, 2016 and increases 2016 production guidance.

Third Quarter 2016 Highlights

•	Revenues were $26.2 million

•	Net loss was $19.2 million or $(0.10) per diluted share in the quarter which includes a full cost ceiling impairment charge of $25.5 million or $(0.13) per diluted share

•	Adjusted EBITDA of $18.3 million (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Increased production guidance range

Third Quarter 2016 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

Net Production and Sales Prices Comparison	Three Months Ended			Nine Months Ended
Net Volumes	9/30/2016	9/30/2015	% Chg.	9/30/2016	9/30/2015	% Chg.
Crude Oil (MBbls)	517	692	(25)%	1,552	1,521	2%
Natural Gas (MMcf)	2,855	2,458	16%	8,991	5,813	55%
Sales Volumes: (MBOE)	993	1,102	(10)%	3,050	2,490	22%
Average Daily Volumes
Daily Production (BOE/day)	10,794	11,975	(10)%	11,133	9,119	22%
Product Price Received
Crude Oil ($/Bbl)	$35.67	$39.05	(9)%	$31.47	$42.16	(25)%
Natural Gas ($/Mcf)	$2.73	$2.59	5%	$2.18	$2.84	(23)%

Unit Cost Analysis	Three Months Ended			Nine Months Ended
	9/30/2016	9/30/2015	% Chg.	9/30/2016	9/30/2015	% Chg.
Average Realized Price ($/BOE)	$26.42	$30.30	(13)%	$22.44	$32.38	(31)%
Lease Operating Expense ($/BOE)	3.84	4.61	(17)%	4.90	5.20	(6)%
Production Tax ($/BOE)	(1.47)	2.81	(152)%	0.82	3.01	(73)%
DD&A Expense ($/BOE)	9.70	16.71	(42)%	10.82	19.37	(44)%

Total G&A Expense ($/BOE)	8.29	4.92	68%	7.61	6.33	20%
Non-Cash G&A Expense ($/BOE)	2.39	1.60	49%	2.39	2.89	(17)%
Cash G&A Expense ($/BOE)	5.90	3.32	78%	5.22	3.44	52%

Revenues in the third quarter of 2016 were $26.2 million, down from $33.4 million in the same year ago quarter.  Lower year-over-year production volumes, 10,794 BOE per day (BOE/d) versus 11,975 BOE/d in the same period a year ago, in addition to lower third quarter 2016 oil prices, led to this decline. In the third quarter of 2016, the average realized price per barrel of oil was $35.67 versus a realized price per barrel of $39.05 in the year ago quarter, and the average realized price per Mcf for natural gas was $2.73 compared to $2.59 in the third quarter of 2015.

During the three months ended September 30, 2016, the Company reduced its estimate for production taxes based on recent historical experience and additional information received during the period.  Based on this analysis, the Company's accrual was reduced, resulting in an approximate $3.6 million reduction to our production taxes. Sequentially, third quarter general and administrative expense (G&A) was elevated by expenses incurred in support of Colorado oil and gas regulatory activities.

The 2016 third quarter net loss totaled $19.2 million or $(0.10) per diluted share compared to a net loss of $77.9 million or $(0.74) per diluted share in the year ago quarter. The third quarter 2016 net loss includes a non-cash, full cost ceiling impairment charge of $25.5 million which reduced diluted earnings per share by $0.13. The September 30, 2016 ceiling test used average realized prices of $31.95 per barrel and $2.21 per Mcf, which compares to June 30, 2016 prices of $33.82 per barrel of oil and $2.16 per Mcf of natural gas. This 6% decrease in oil price more than offset the 2% increase in natural gas prices, resulting in immediate recognition of a ceiling test impairment. Adjusted EBITDA in the third quarter was $18.3 million as compared to $31.4 million in the year ago quarter.

2016 Guidance Update

The Company's outlook for the fourth quarter of 2016 has been adjusted for the timing of the production volumes from the Fagerberg pad. Management now expects 2016 full-year production to be in the range of 11,100 - 11,300 BOE/day. The Company's outlook for capital expenditures for the full-year is expected to be $145 million.

Management Commentary

Lynn A. Peterson, Chairman and CEO of Synergy, commented, "With the majority of 2016 now behind us, we continue to capitalize on the strong foundation for growth that we have built at Synergy over the last twelve months. As we move through the balance of the year and into 2017, the Greeley Crescent Development Area will continue to be in the forefront of our activity. We believe that by maintaining our strong, flexible balance sheet and continuing to be thoughtful stewards of capital, Synergy will be in position to take advantage of unique growth opportunities. In addition, working very closely with our midstream partners and the local community throughout the planning process continues to be a winning strategy and helps to reduce operational risk for Synergy."

Conference Call

The Company will host a conference call on Friday, November 4, 2016 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, co-COOs Nick Spence and Mike Eberhard and Manager of IR John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to Synergy's website at www.syrginfo.com for the current corporate presentation and other news and information.

Dial-in (Toll-Free): (877) 407-9122
Dial-in (International): (201) 493-6747

Replay Information:

Conference ID #: 411931
Replay Dial-In (Toll Free):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  11/18/16

Webcast URL:  http://syrginfo.equisolvewebcast.com/q3-2016

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. Forward-looking statements in this release include statements regarding Synergy’s future production, capital expenditures and projects. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss adjusted to exclude the impact of the items set forth in the table below because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and could also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss, its nearest GAAP measure:

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net loss	$(19,241)	$(77,921)	$(224,490)	$(83,502)
Depreciation, depletion, and accretion	9,635	18,417	33,001	48,231
Full cost ceiling impairment	25,453	96,340	215,223	99,340
Income tax expense (benefit)	5	(10,520)	106	(14,132)
Stock-based compensation	2,374	1,849	7,285	7,688
Mark-to-market of commodity derivative contracts:
Total loss (gain) on commodity derivatives contracts	(407)	(6,619)	3,617	(5,697)
Cash settlements on commodity derivative contracts	486	10,178	5,137	28,343
Cash premiums paid for commodity derivative contracts	—	(445)	—	(4,562)
Interest expense (income)	(10)	72	(179)	178
Adjusted EBITDA	$18,295	$31,351	$39,700	$75,887

Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the consolidated financial statements, can be found in Synergy's Quarterly Report on Form 10-Q for the period ended September 30, 2016, which is available at www.sec.gov.

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	September 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$63,757	$66,499
Other current assets	43,129	33,199
Total current assets	106,886	99,698

Oil and gas properties and other equipment	842,608	526,847
Goodwill	40,711	40,711
Other assets	2,414	5,360

Total assets	$992,619	$672,616

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	72,525	74,706

Revolving credit facility	—	78,000
Notes payable, net of issuance costs	75,424	—
Commodity derivative contracts	80	—
Asset retirement obligations	11,529	13,400
Total liabilities	159,558	166,106

Shareholders' equity:
Common stock and paid-in capital	1,146,822	595,781
Retained deficit	(313,761)	(89,271)
Total shareholders' equity	833,061	506,510

Total liabilities and shareholders' equity	$992,619	$672,616

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(224,490)	$(83,502)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, and accretion	33,001	48,231
Full cost ceiling impairment	215,223	99,340
Provision for deferred taxes	—	(38,097)
Other, non-cash items	16,039	25,772
Changes in operating assets and liabilities	(6,580)	18,009
Net cash provided by operating activities	33,193	69,753

Cash flows from investing activities:
Acquisition of oil and gas properties	(499,831)	—
Well costs and other capital expenditures	(82,318)	(110,224)
Earnest money deposit	(18,244)	(5,850)
Proceeds from sales of oil and gas properties	24,223	6,239
Net cash used in investing activities	(576,170)	(109,835)

Cash flows from financing activities:
Equity financing activities	542,901	190,224
Debt financing activities	(2,666)	(68,000)
Net cash provided by financing activities	540,235	122,224

Net increase (decrease) in cash and equivalents	(2,742)	82,142

Cash and equivalents at beginning of period	66,499	39,570

Cash and equivalents at end of period	63,757	121,712
Short term investments	—	—
Cash, equivalents and short term investments	$63,757	$121,712

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Oil and gas revenues	$26,234	$33,378	$68,454	$80,602

Expenses:
Lease operating expenses	3,819	5,078	14,963	12,944
Production taxes	(1,461)	3,099	2,509	7,485
Depreciation, depletion, and accretion	9,635	18,417	33,001	48,231
Full cost ceiling impairment	25,453	96,340	215,223	99,340
Transportation commitment charge	205	—	505	—
General and administrative	8,236	5,432	23,199	15,755
Total expenses	45,887	128,366	289,400	183,755

Operating loss	(19,653)	(94,988)	(220,946)	(103,153)

Other income (expense):
Commodity derivatives gain (loss)	407	6,619	(3,617)	5,697
Interest income and (expense), net	10	(72)	179	(178)
Total other income (expense)	417	6,547	(3,438)	5,519

Loss before income taxes	(19,236)	(88,441)	(224,384)	(97,634)

Income tax expense (benefit)	5	(10,520)	106	(14,132)
Net loss	$(19,241)	$(77,921)	$(224,490)	$(83,502)

Net loss per common share:
Basic	$(0.10)	$(0.74)	$(1.36)	$(0.82)
Diluted	$(0.10)	$(0.74)	$(1.36)	$(0.82)

Weighted-average shares outstanding:
Basic	200,515,555	105,100,849	164,771,544	102,329,504
Diluted	200,515,555	105,100,849	164,771,544	102,329,504

Released 11/3/2016